As filed with the Securities and Exchange Commission on June 21, 2022

Registration Statement File No. 333-170718

Registration Statement File No. 333-206482

Registration Statement File No. 333-215094

Registration Statement File No. 333-256380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-170718)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-206482)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-215094)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-256380)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R1 RCM Holdco Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0698101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(Address of Registrant’s Principal Executive Office) (Zip Code)

Amended and Restated Stock Option Plan, as amended

2010 Stock Incentive Plan

Amended and Restated 2010 Stock Incentive Plan

Inducement Stock Option Awards

Second Amended and Restated 2010 Stock Incentive Plan

R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan

(Full title of the plan)

M. Sean Radcliffe

Executive Vice President and General Counsel

R1 RCM Inc.

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(312) 324-7820

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Ana Sempertegui

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE AND DEREGISTRATION OF SECURITIES

R1 RCM Holdco Inc., a Delaware corporation (the “Registrant,” known as R1 RCM Inc. prior to the Reorganization, as defined below), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.

Registration Statement File No. 333-170718, filed with the SEC on November 19, 2010, registering 40,342,011 shares of Common Stock, consisting of (i) 15,967,255 shares issuable under the Amended and Restated Stock Option Plan, as amended and (ii) 24,374,756 shares issuable under the 2010 Stock Incentive Plan;

ii.

Registration Statement File No. 333-206482, filed with the SEC on August 20, 2015, registering (i) 5,000,000 shares of Common Stock issuable under the Amended and Restated 2010 Stock Incentive Plan and (ii) 7,353,801 aggregate shares of Common Stock issuable under the Inducement Stock Option Awards entered into with certain of the Registrant’s current or former employees;

iii.

Registration Statement File No. 333-215094, filed with the SEC on December 14, 2016, registering 17,000,000 shares of Common Stock issuable under the Second Amended and Restated 2010 Stock Incentive Plan; and

iv.

Registration Statement File No. 333-256380, filed with the SEC on May 21, 2021, registering 11,520,000 shares of Common Stock issuable under the Registrant’s Third Amended and Restated 2010 Stock Incentive Plan.

On June 21, 2022, pursuant to that certain Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated January 9, 2022, by and among the Registrant, R1 RCM Inc. (“New R1,” known as Project Roadrunner Parent Inc. prior to the Reorganization, as defined below), Project Roadrunner Merger Sub Inc. (“R1 Merger Sub”), Revint Holdings, LLC and the remaining parties thereto, New R1 acquired all of the outstanding shares of the Registrant through a transaction in which R1 Merger Sub merged with and into the Registrant with the Registrant as the surviving entity, which resulted in the Registrant becoming a wholly-owned subsidiary of New R1 (the “Reorganization”).

As a result of the transactions contemplated in the Transaction Agreement, the Registrant has terminated all offerings of its securities registered pursuant to the above-referenced Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray, Utah, on June 21, 2022. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

R1 RCM INC.

By:	/s/ Joseph Flanagan
Name:	Joseph Flanagan
Title:	Chief Executive Officer